Exhibit 21

THE BENEFICIENT COMPANY GROUP, L.P.

List of Subsidiaries

Name	Jurisdiction of Incorporation or Formation
Beneficient Company Group, L.L.C.	Delaware
Beneficient Company Holdings, L.P.	Delaware
The Beneficient Company Group (USA), L.L.C.	Delaware
Ben Liquidity, L.L.C.	Delaware
Beneficient Fiduciary Financial, L.L.C.	Kansas
Beneficient Capital Lending, L.L.C.	Delaware
Ben Custody, L.L.C.	Delaware
Beneficient Administration and Clearing Company, L.L.C.	Delaware
Ben Insurance, L.L.C.	Delaware
Beneficient Insurance Company, L.L.C.	Delaware
PEN Insurance Holdings, L.P.	Delaware
PEN Indemnity Insurance Company, Ltd.	Bermuda
Ben Markets, L.L.C.	Delaware
Beneficient Capital Markets, L.L.C.	Delaware
Ben Securities Company, L.P.	Texas
Beneficient Transfer and Clearing Company, L.L.C.	Delaware
The Beneficient Company Group (USA) II, L.L.C.	Delaware